Press Release

Contact:	Daniel E. Smith, Sr. Vice President, General Counsel & Corporate Secretary dsmith@ctorealtygrowth.com
Phone:	(386) 944-5632
Facsimile:	(386) 274-1223

FOR IMMEDIATE RELEASE	CTO REALTY GROWTH ANNOUNCES HIRING OF CHIEF FINANCIAL OFFICER

DAYTONA BEACH, Fla. – September 8, 2020 – CTO Realty Growth, Inc. (NYSE American: CTO) (the “Company” or “CTO”) today announced that Matthew M. Partridge has been appointed Senior Vice President and Chief Financial Officer of the Company.

Mr. Partridge was most recently the Chief Operating Officer and Chief Financial Officer of Hutton, a private commercial real estate development and investment company headquartered in Chattanooga, Tennessee. Prior to Hutton, Mr. Partridge served as Executive Vice President, Chief Financial Officer and Secretary of Agree Realty Corporation, a NYSE-traded net lease real estate investment trust (“REIT”), and prior to Agree, he was Vice President of Finance for Pebblebrook Hotel Trust, a NYSE-traded lodging REIT. Mr. Partridge received his MBA from Xavier University and a BBA in finance from Eastern Michigan University.

In addition to his position at CTO, Mr. Partridge will also serve as Senior Vice President, Chief Financial Officer and Treasurer of Alpine Income Property Trust, Inc. (NYSE: PINE), a single- tenant net lease REIT externally managed by CTO.

John P. Albright, President and CEO, stated, “We are excited to welcome Matt to the CTO and Alpine team as our Senior Vice President and Chief Financial Officer. Matt’s public REIT CFO and finance experience are a welcome addition, and we look forward to his contributions to the growth of both companies.”

About CTO Realty Growth, Inc.

CTO Realty Growth, Inc. is a Florida-based publicly traded real estate company, which owns income properties comprised of approximately 2.3 million square feet in diversified markets in the United States and an approximately 23.5% interest in Alpine Income Property Trust, Inc., a publicly traded net lease real estate investment trust (NYSE: PINE). Visit our website at www.ctorealtygrowth.com.

We encourage you to review CTO’s most recent investor presentations which are available on its website at www.ctorealtygrowth.com.

SAFE HARBOR

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions and variations thereof are intended to identify certain of such forward-looking statements, which speak only as of the dates on which they were made, although not all forward-looking statements contain such words. Although forward-looking statements are made based upon management’s present expectations and reasonable beliefs concerning future developments and their potential effect upon the Company, a number of factors could cause the Company’s actual results to differ materially from those set forth in the forward- looking statements. Such factors may include general adverse economic and real estate conditions, the inability of major tenants to continue paying their rent or obligations due to bankruptcy, insolvency or a general downturn in their business, the loss or failure, or decline in the business or assets of PINE or the Land JV, the completion of 1031 exchange transactions, the availability of investment properties that meet the Company’s investment goals and criteria, the uncertainties associated with obtaining required governmental permits and satisfying other closing conditions for planned acquisitions and sales, as well as the uncertainties and risk factors discussed in our (i) Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and (ii) Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, as filed with the Securities and Exchange Commission. There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.